UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2006

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	0-21764	59-1162998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 N.W. 107th Avenue Miami, Florida	33172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 592-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On February 1, 2006, Perry Ellis International, Inc. (the “Company”) called for redemption $57 million in principal amount of its 9 1/2% Senior Secured Notes (the “Notes”). The redemption will be effective on March 15, 2006. The Notes were issued in accordance with an indenture (the “Indenture”) dated as of March 22, 2002 among the Company, certain of the Company’s subsidiaries, as guarantors and U.S. Trust Bank f/k/a State Street Bank and Trust Company, as trustee. In accordance with the terms of the Indenture, the Notes will be redeemed at a premium of 102.375%. The Company expects to incur debt extinguishment cost of approximately $3.0 million during the first quarter of fiscal 2007 in connection with the redemption. The Company expects to use its $175 million revolving senior credit facility and cash flow from operations to redeem the Notes. The Company expects that the redemption will result in an annual interest expense savings of $1.5 million as a result of the lowering of its overall cost of capital.

The Notes are secured by a first priority security interest granted in the Company’s portfolio of trademarks and licenses existing on the date of issuance of the Notes; all license agreements with respect to these trademarks; and all income, royalties and other payments with respect to such licenses. The Notes are senior secured obligations of the Company and rank pari passu in right of payment with all of the Company’s existing and future senior indebtedness. The Notes are effectively senior to all unsecured indebtedness of the Company to the extent of the value of the assets securing the Notes.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information (unaudited).

Not Applicable.

(c)	Exhibits.

99.1	Perry Ellis International, Inc. Press Release dated February 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

Date: February 6, 2006	By:	/s/ Rosemary B. Trudeau
	Name:	Rosemary B. Trudeau
	Title:	VP Finance

EXHIBIT INDEX

Exhibit No.	Description
99.1	Perry Ellis International, Inc. Press Release dated February 1, 2006.